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                                                               Exhibit (o)(1)(c)

                                  AMENDMENT TO
                             MULTIPLE CLASS PLAN FOR
                         EATON VANCE MUTUAL FUNDS TRUST

                                FEBRUARY 22, 1999


     WHEREAS, Eaton Vance Mutual Funds Trust has established new Class S shares of Eaton Vance Tax-Managed Growth Fund; and

     WHEREAS, such Class S shares will be privately offered and will require different transfer agency and shareholder servicing services than other classes of shares.

     NOW, THEREFORE, Eaton Vance Mutual Funds Trust hereby amends its Multiple Class Plan for Eaton Vance Funds dated June 23, 1997 as follows:

     1. Class S shares may be offered subject to a declining contingent deferred sales charge of 1% in the first year after purchase and 1/2 of 1% in the second year.

     2. Class S shares also shall be subject to service fee payments in amounts not exceeding .20% of average daily net assets attributable to such Class for each fiscal year.

     3. Class S shares shall have no exchange privileges.

     4. All other provisions of the existing Multiple Class Plan shall remain in effect.

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